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                             TIS WORLDWIDE, INC.
                                 115 BROADWAY
                           NEW YORK, NEW YORK 10006



                                April 17, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Attention of    Larry Spirgel
                Special Counsel

                        Re: Transaction Information Systems, Inc. File No. 333-92773
                                -------------------------------------


Gentlemen:

TIS Worldwide, Inc., formerly known as Transaction Information Systems, Inc. (the "Company"), hereby requests withdrawal of the captioned registration statement on Form S-1. No securities were sold pursuant to such registration statement. The Company had determined that it was inadvisable to proceed with the offering.

                                                Very Truly Yours,

                                                Jeffrey Najarian
                                                as Agent for Service